SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS  FILED PURSUANT TO RULES 13d-1(b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No.__)*


                           Ikanos Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    45173E105
                                    ---------
                                 (CUSIP Number)


                                October 20, 2005
                                ----------------
             (Date of Event which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed'' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 11

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45173E105                                              13G            Page 2 of 13 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management VI, LLC ("ICM6")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                    (a) [ ]       (b)  [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       822,680 shares, which shares are directly owned by Integral
                SHARES                                     Capital Partners VI, L.P. ("ICP6").  ICM6 is the general partner
             BENEFICIALLY                                  of ICP6.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH                   --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           822,680 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        822,680 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.46%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45173E105                                              13G            Page 3 of 13 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management VII, LLC ("ICM7")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                    (a) [ ]       (b)  [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       452,320 shares, which are directly owned by Integral Capital
                SHARES                                     Partners VII, L.P. ("ICP7").  ICM7 is the general partner of
             BENEFICIALLY                                  ICP7.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH                   --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           452,320 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              452,320 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.90%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45173E105                                              13G        Page 4 of 13 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners VI, L.P. ("ICP6")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                    (a) [ ]       (b)  [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       822,680 shares are directly owned by ICP6.  Integral Capital
                SHARES                                     Management VI, LLC is the general partner of ICP6.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           822,680 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              822,680 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.46%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45173E105                                              13G            Page 5 of 13 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners VII, L.P. ("ICP7")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                    (a) [ ]       (b)  [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       452,320 shares, which are directly owned by ICP7.  Integral
                SHARES                                     Capital Management VII, LLC is the general partner of ICP7.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH                   --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           452,320 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              452,320 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                          [ ]

----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.90%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 13 Pages


ITEM 1(a).   NAME OF ISSUER:
             ---------------

             Ikanos Communications, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             ------------------------------------------------

             47669 Fremont Boulevard
             Fremont, CA  94538

ITEM 2(a), (b), (c).  NAME OF  PERSON  FILING,  ADDRESS  OF  PRINCIPAL  BUSINESS
                      OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:
                      ----------------------------------------------------------

     This statement is being filed by Integral Capital Management VI, LLC, a Delaware limited liability company ("ICM6") and Integral Capital Management VII, LLC, a Delaware limited liability company ("ICM7"). The principal business address of ICM6 and ICM7 is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025.

     ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership ("ICP6"). ICM7 is the general partner of Integral Capital Partners VII, L.P., a Delaware limited partnership ("ICP7"). With respect to ICM6 and ICM7, this statement relates only to ICM6's and ICM7's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP6 and ICP7, and none of ICM6 or ICM7 directly or otherwise holds any Shares. Management of the business affairs of ICM6 and ICM7, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM6 and ICM7, respectively, such that no single manager of ICM6 or ICM7 has voting and/or dispositive power of the Shares.

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:
             -----------------------------

             Common Stock

                                                              Page 7 of 13 Pages


ITEM 2(e).   CUSIP NUMBER:
             -------------

             45173E105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:
             -------------------------------------------------------------------

     (a)    [  ]   Broker or dealer registered under Section 15 of the Exchange Act.
     (b)    [  ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)    [  ]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.
     (d)    [  ]   Investment company registered under Section 8 of the Investment Company Act.
     (e)    [  ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f)    [  ]   An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g)    [  ]   A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h)    [  ]   A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i)    [  ]   A church plan that is excluded from the definition of an investment company under
                   Section 3(c)(14) of the Investment Company Act;
     (j)    [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.      OWNERSHIP.
             ----------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   A.  Integral Capital Management VI, LLC ("ICM6")
       --------------------------------------------

       (a)   Amount Beneficially Owned:  822,680
       (b)   Percent of Class:  3.46%
       (c)   Number of shares as to which such person has:
             1.  Sole power to vote or to direct vote:  -0-
             2.  Shared power to vote or to direct vote: 822,680
             3.  Sole power to dispose or to direct the disposition:  -0-
             4.  Shared power to dispose or to direct the disposition:  822,680

                                                              Page 8 of 13 Pages


   B.  Integral Capital Management VII, LLC ("ICM7")
       ---------------------------------------------

       (a)   Amount Beneficially Owned:  452,320
       (b)   Percent of Class:  1.90%
       (c)   Number of shares as to which such person has:
             1.  Sole power to vote or to direct vote:  -0-
             2.  Shared power to vote or to direct vote:  452,320
             3.  Sole power to dispose or to direct the disposition:  -0-
             4.  Shared power to dispose or to direct the disposition:  452,320

   C.  Integral Capital Partners VI, L.P. ("ICP6")
       ---------------------------------------------
       (a)   Amount Beneficially Owned:  822,680
       (b)   Percent of Class: 3.46%
       (c)   Number of shares as to which such person has:
             1.  Sole power to vote or to direct vote:  -0-
             2.  Shared power to vote or to direct vote:  822,680
             3.  Sole power to dispose or to direct the disposition:  -0-
             4.  Shared power to dispose or to direct the disposition:  822,680

   D.  Integral Capital Partners VII, L.P. ("ICP7")
       ---------------------------------------------
       (a)   Amount Beneficially Owned:  452,320
       (b)   Percent of Class: 1.90%
       (c)   Number of shares as to which such person has:
             1.  Sole power to vote or to direct vote:  -0-
             2.  Shared power to vote or to direct vote: 452,320
             3.  Sole power to dispose or to direct the disposition:  -0-
             4.  Shared power to dispose or to direct the disposition: 452,320

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                                              Page 9 of 13 Pages


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             ----------------------------------------------------------------

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
             -------------------------------------------------------------------

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.
             ---------------------------------------------------------

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             -------------------------------

             Not applicable.

ITEM 10.     CERTIFICATION.
             --------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  October 24, 2005

                                         INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                         By   /s/ Pamela K. Hagenah
                                            ---------------------------------
                                              Pamela K. Hagenah
                                              a Manager

                                                             Page 10 of 13 Pages


                                         INTEGRAL CAPITAL MANAGEMENT VII, LLC


                                         By   /s/ Pamela K. Hagenah
                                            ---------------------------------
                                              Pamela K. Hagenah
                                              a Manager


                                         INTEGRAL CAPITAL PARTNERS VI, L.P.

                                         By Integral Capital Management VI, LLC,
                                         its General Partner


                                         By    /s/ Pamela K. Hagenah
                                            ---------------------------------
                                               Pamela K. Hagenah
                                               a Manager


                                         INTEGRAL CAPITAL PARTNERS VII, L.P.

                                         By Integral Capital Management VII, LLC
                                         its General Partner


                                         By     /s/ Pamela K. Hagenah
                                            ---------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                                             Page 11 of 13 Pages


                                  EXHIBIT INDEX
                                  -------------


                                                        Found on
                                                        Sequentially
Exhibit                                                 Numbered Page
-------                                                 -------------

Exhibit A:   Agreement of Joint Filing                       12

                                                             Page 12 of 13 Pages


                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated October 24, 2005 containing the information required by Schedule 13G, for the 1,275,000 Shares of capital stock of Ikanos Communications, Inc. held by Integral Capital Partners VI, L.P., a Delaware limited partnership, and Integral Capital Partners VII, L.P., a Delaware limited partnership.


Date:  October 24, 2005

                                         INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                         By    /s/ Pamela K. Hagenah
                                            ---------------------------------
                                               Pamela K. Hagenah
                                               a Manager


                                         INTEGRAL CAPITAL MANAGEMENT VII, LLC


                                         By    /s/ Pamela K. Hagenah
                                            ---------------------------------
                                               Pamela K. Hagenah
                                               a Manager


                                         INTEGRAL CAPITAL PARTNERS VI, L.P.


                                         By Integral Capital Management VI, LLC,
                                         its General Partner


                                         By     /s/ Pamela K. Hagenah
                                            ---------------------------------
                                                Pamela K. Hagenah
                                                a Manager

                                                          Page 13 of 13 Pages


                                         INTEGRAL CAPITAL PARTNERS VI, L.P.


                                         By Integral Capital Management VI, LLC,
                                         its General Partner


                                         By     /s/ Pamela K. Hagenah
                                            ---------------------------------
                                                Pamela K. Hagenah
                                                a Manager